                                                                    EXHIBIT 99.1

[LOGO]                                                                      NEWS
                                                                         RELEASE

       3155 El-Bee Rd. - Box 1448 - Dayton, OH 45401-1448 - 937-296-2700 -
                                FAX 937-296-4625



FOR IMMEDIATE RELEASE           CONTACT:
                                Edward Tomechko, Executive Vice President and
                                CHIEF FINANCIAL OFFICER
                                (937) 296-2683


                                Gloria Siegler, Manager, Investor Relations and Corporate Communications
                                (937) 296-7339


                        ELDER-BEERMAN REPORTS APRIL SALES


Dayton, Ohio, May 8, 2003 - Total store sales for The Elder-Beerman Stores Corp. (Nasdaq: EBSC) decreased 4.2 percent to $44.2 million for the four weeks ended May 3, 2003 compared to the four weeks ended May 4, 2002. Comparable store sales decreased by 5.6 percent versus the same period last year. The best performing businesses in April were ladies' coats, accessories, dresses and children's apparel.

For the first quarter and year to date, total store sales decreased by 7.2 percent to $131.1 million for the 13 week period ended May 3, 2003. Comparable store sales decreased 7.7 percent versus the same period last year.

The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.elder-beerman.com.

ELDER-BEERMAN REPORTS APRIL SALES . . . PAGE 2


(dollars in millions)                          APRIL SALES(a)

                                                       Total       COMPARABLE
                                                       Sales        SALES
        (unaudited)             2003       2002       Change(b)     Change(b)
        -----------             ----       ----       ---------     ---------
  THE ELDER-BEERMAN STORES     $44.2       $46.2       (4.2%)        (5.6%)
           CORP.





(dollars in millions)                        FIRST QUARTER AND
                                            YEAR TO DATE SALES(a)

                                                        Total       COMPARABLE
                                                        Sales          SALES
        (unaudited)            2003        2002        Change(b)     Change(b)
        -----------            ----        ----        ---------     ---------
  THE ELDER-BEERMAN STORES    $131.1      $141.2       (7.2%)        (7.7%)
           CORP.




(a) All sales figures exclude leased department sales.

(b) Percentages may not correspond to the actual sales figures due to rounding of sales figures.


                                       2